EXHIBIT 99.1

Press Release

Ambassadors Group to Close Student Travel Business

SPOKANE, WA, July 13, 2015 – Ambassadors Group, Inc. (NASDAQ: EPAX) announced today that it will cease operations and close its student and adult travel business by the end of 2015.  The Company has experienced declining revenues and declining travelers for several years and has explored strategic alternatives and marketing models.  Having evaluated such alternatives, the Company determined that an orderly closing of its business is the prudent course on behalf of shareholders.  On July 27, 2015, the Company will commence downsizing of its staff and operations.

The Company is in the process of completing its peak summer travel season.  No programs for the current travel year ending in August 2015 are being cancelled and the operations and support of the travelers is ongoing.  Following the end of summer travel, the Company will continue downsizing its remaining staff and operations. Deposits for 2016 travel will be refunded to customers in accordance with terms and conditions.

The Company’s board of directors is evaluating efficient ways to distribute excess cash to its shareholders.  The amount of any such distribution and its timing cannot be estimated at this time, as final payments for travel vendors and other obligations must be fulfilled, other closing costs must be estimated and funds reserved for those needs.

ABOUT AMBASSADORS GROUP, INC.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education and student travel company located in Spokane, Washington.  Additional information about Ambassadors Group, Inc. is available at www.peopletopeople.com and www.ambassadorsgroup.com. In this press release, “Company” refers to Ambassadors Group, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

The information in this Press Release contains certain forward-looking statements based on currently available information and projections about future events and trends, including, but not limited to, statements related to the estimated charges for the workforce reduction. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release.  Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment.  We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met.  For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Company’s annual report on Form 10-K filed with the SEC on March 25, 2015, and its proxy statement filed March 30, 2015.

Investor Relations:
Lisa Netz
Ambassadors Group, Inc.
(509) 568-7800